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                                                                     EXHIBIT 3.8

                     CERTIFICATE OF DESIGNATION, PREFERENCES
                       AND RIGHTS OF SERIES E CONVERTIBLE
                                 PREFERRED STOCK

                                       OF

                           MOLECULAR DIAGNOSTICS, INC.

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of Molecular Diagnostics, Inc. (the "Company") in accordance with the provisions of its Certificate of Incorporation, as amended, there be, and hereby is, created out of the class of 5,000,000 shares of Preferred Stock of the Company authorized in Section 4.1 of its Certificate of Incorporation, as amended, a series of Preferred Stock of the Company with the following voting powers, designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

                  1.       Designation and Number of Shares.

                           800,000 shares of Preferred Stock are hereby
designated as Series E Convertible Preferred Stock, par value $.001 per share (the "Series E Preferred Stock").

                  2.       Dividends.

                           (A) The rate of dividend payable upon Series E
Preferred Stock shall be 10% per share per annum payable in cash or at the election of the Company for the first two years in fully paid and nonassessable shares of Common Stock which shares shall be valued at one hundred percent (100%) as computed in accordance with Section 6(G)(ii) below, (60) consecutive trading days immediately prior to the dividend payment date. Dividends whether payable in cash or Common Stock shall be cumulative from and after December 1, 2001. The dividend payable to holders of the Series E Preferred Stock shall be increased to 20% per year if, after the first anniversary of the issuance of the Series E Preferred Stock, the Company has not reserved sufficient shares of Common Stock as will be issuable upon conversion of all shares of Series E Preferred Stock and dividends payable thereon. The "stated value" of each share of Series E Preferred Stock payable in accordance with the provisions of Section 4 in the event of the voluntary liquidation, dissolution or winding up of the Company shall be $22 plus the amount of all dividends accumulated and unpaid thereon.

                           (B) The holders of shares of the Series E Preferred
Stock shall be entitled to receive, when and as declared by the Board of Directors, dividends at the rate fixed in this Section 2, and no more, payable in semi-annual installments on the last day of May and November in each year. No dividend on the Series E Preferred Stock for any dividend period shall be paid or declared and set apart for payment unless full cumulative dividends for all prior dividend periods on the Series E Preferred Stock then outstanding


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shall have been or shall be concurrently therewith paid or declared and set apart for payment.

                           (C) The Series E Preferred Stock shall rank senior to
Common Stock of the Company and each other class of capital stock or class or series of preferred stock issued by the Company after the date hereof, the terms of which shall specifically provide that such class or series shall rank junior to the Series E Preferred Stock and on par with all other preferred stock issued as of the date hereof and subsequently issued unless such series specifically provides otherwise.

                           (D) If and so along as any Series E Preferred Stock
shall be outstanding, the Company shall not declare any dividends on its Common Stock or on any other stock junior to the Series E Preferred Stock, except dividends payable in shares of stock of the Company of any class junior to the Preferred Stock, or redeem or purchase or permit any subsidiary to purchase any shares of Common Stock or of such junior stock of the Company, or make any distributions of cash or property among the holders of its Common Stock or of such junior stock by the reduction of capital stock or otherwise, if any dividends on the Series E Preferred Stock are then in arrears.

                           (E) After full cumulative dividends on the Series E
Preferred Stock then outstanding shall have been paid or declared and set apart for payment for all past dividend periods, and after or concurrently with the payment or the declaration and setting apart for payment of the full dividends on the Series E Preferred Stock then outstanding to the end of the currently dividend period, then, and not otherwise, cash dividends may (but only when determined by the Board of Directors) be paid or declared and set apart for payment on the Common Stock and any other class of stock of the Company junior to the Series E Preferred Stock as to dividends, to the exclusion of the holders of the Series E Preferred Stock, subject, however to the provisions of this Section.

                  3.       Redemption.

                           The Series E Preferred Stock shall not be redeemable.

                  4.       Liquidation.

                           Upon any liquidation, dissolution or winding up of
the Company, whether voluntary or involuntary ("Liquidation"), the holders of record of the shares of the Series E Preferred Stock shall be entitled to receive, before and in preference to any distribution or payment of assets of the Company or the proceeds thereof that may be made or set apart for the holders of Common Stock or any other security junior to the Series E Preferred Stock in respect of distributions upon Liquidation out of the assets of the Company legally available for distribution to its stockholders, an amount in cash equal to the Stated Value on the date fixed for distribution of assets of the Company (the "Liquidation Preference"). If, upon such Liquidation, the assets of the Company available for distribution to the holders of Series E Preferred Stock and any other series of Preferred Stock then outstanding ranking in parity with the Series E Preferred Stock


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upon Liquidation (the "Parity Stock") shall be insufficient to permit payment in full to the holders of the Series E Preferred Stock and the Parity Stock, then the entire assets and funds of the Company legally available for distribution to such holders shall be distributed ratably among the holders of the Series E Preferred Stock and the Parity Stock based upon the relative amounts that would have been payable to the holders of each series of Preferred Stock had there been sufficient assets and funds to make full payment of the respective amounts due to such holders. The Series E Preferred Stock shall rank equally and in parity with the Company's Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock with respect to Liquidation. By way of illustration only, if 1,000,000 shares of Series E Preferred Stock were issued and outstanding, and the Stated Value was $22 per share, the aggregate Liquidation Preference of such shares would be $22,000,000. If 1,000,000 shares of Parity Stock were also issued and outstanding at the same time, and the Stated Value was $2.00 per share, the aggregate Liquidation Preference of such shares would be $2,000,000. The Liquidation Preference of each of the two series of Preferred Stock would then be added together (i.e., $22,000,000 plus $2,000,000 = $24,000,000) and the result would be divided into the Liquidation Preference of each of the two series of Preferred Stock to determine the relative percentage of the total assets and funds of the Company that would be the aggregate Liquidation Preference of each series. The aggregate Liquidation Preference of each series would then be divided by the number of issued and outstanding shares of such series in order to determine the per share Liquidation Preference. A merger or consolidation shall be considered a Liquidation unless the holders of the Series E Preferred Stock receive securities of the surviving corporation having rights substantially similar to the rights of the Series E Preferred
Stock and the stockholders of the Company immediately prior to such transaction become the holders of at least a majority in interest of the voting securities of the surviving corporation immediately thereafter. Notwithstanding Section 7 hereof, such provision may be waived in writing by a majority in interest of the holders of the then outstanding shares of Series E Preferred Stock.

                  5.       Other Series of Preferred Stock.

                           The Company may issue, at any time and from time to
time, without the consent of the holders of the Series E Preferred Stock, other series of Preferred Stock.

                  6.       Conversion Rights.

                           Each holder of record of shares of the Series E
Preferred Stock shall have the right to convert all or any part of such holder's shares of Series E Preferred Stock into Common Stock as follows:

                           (A) Each share of the Series E Preferred Stock shall
be convertible, at the option of the respective holders thereof, at any time after December 1, 2002, at the office of any transfer agent for the Series E Preferred Stock, or if there is none, then at the office of the transfer agent for the Common Stock, or if there is no such transfer agent, at the principal executive office of the Company, into that number of shares of Common


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Stock of the Company equal to the Stated Value divided by the conversion price in effect at the time of conversion (the "Conversion Price"). The Conversion Price shall be $0.80, subject to antidilution adjustments. The number of shares of Common Stock into which each share of Series E Preferred Stock is convertible is hereinafter collectively referred to as the "Conversion Rate."

                           (B) If the then current market price of the Company's
Common Stock (as determined in accordance with Paragraph 6(G)(ii) hereof) equals or exceeds $22.00 per share for any twenty (20) consecutive trading days, each share of Series E Preferred Stock then outstanding shall, at the option of the Company, upon giving twenty (20) days' prior written notice to each holder of record, by virtue of such condition, and without any action on the part of the holder thereof, be deemed automatically converted into that number of shares of Common Stock into which the Series E Preferred Stock would then be converted at the then effective Conversion Rate.

                           (C) Before any holder of Series E Preferred Stock
shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, or accompanied by a duly executed stock power, at the office of the Company or of any transfer agent for the Series E Preferred Stock, and shall give written notice to the Company at its principal corporate office, of the election to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series E Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid, together with payment in an amount equal to all accrued dividends with respect to each share of Series E Preferred Stock converted, which have not been paid prior thereto; provided, however, if for any reason the Company does not pay any portion of the accrued dividends on Series E Preferred Stock being converted, such portion of the unpaid dividends may, at the Company's option, be converted into an additional number of shares of Common Stock determined by dividing the amount of the unpaid dividends to be applied for such purpose, by the Conversion Price then in effect.

                           (D) All shares of Common Stock that may be issued
upon conversion of the Series E Preferred Stock will, upon issuance, be duly issued, fully paid and nonassessable, and free from all taxes, liens, and charges with respect to the issuance thereof. At all times that any shares of Series E Preferred Stock are issued and outstanding, the Company shall have authorized and shall have reserved for the purpose of issuance upon such conversion into Common Stock of all Series E Preferred Stock, a sufficient number of shares of Common Stock to provide for the conversion of all issued and outstanding shares of Series E Preferred Stock at the then effective Conversion Rate.


                           (E) The Conversion Price shall be subject to
adjustment from time to time as follows:

                                    (i) In case the Company shall (a) issue
Common Stock as a dividend or distribution on any class of the capital stock of the Company, (b) split or otherwise subdivide its outstanding Common Stock, (c) combine the outstanding


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Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (except in the case of a merger, consolidation or sale of all or substantially all of the assets of the Company as set forth in Paragraph 6(E)(ii) hereof) any shares of the capital stock of the Company, the Conversion Price in effect on the record date for any stock dividend or the effective date of any such other event shall be increased (or decreased in the case of a reverse stock split) so that the holder of each share of the Series E Preferred Stock shall thereafter be entitled to receive, upon the conversion of such share, the number of shares of Common Stock or other capital stock that it would own or be entitled to receive immediately after the happening of any of the events mentioned above had such share of the Series E Preferred Stock been converted immediately prior to the close of business on such record date or effective date. The adjustments herein provided shall become effective immediately following the record date for any such stock dividend or the effective date of any such other events. There shall be no reduction in the Conversion Price in the event that the Company pays a cash dividend.

                                    (ii) In case of any reclassification or
similar change of outstanding shares of Common Stock of the Company, or in case of the consolidation or merger of the Company with another corporation, or the conveyance of all or substantially all of the assets of the Company in a transaction in which holders of the Common Stock receive shares of stock or other property, including cash, each share of the Series E Preferred Stock shall, after such event and subject to the other rights of the Series E Preferred Stock as set forth elsewhere herein, be convertible only into the number of shares of stock or other securities or property, including cash, to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such shares of the Series E Preferred Stock would have been entitled to upon such reclassification, change, consolidation, merger or conveyance had such share been converted immediately prior to the effective date of such event.

                                    (iii) No adjustment in the Conversion Price
or the number of shares of Common Stock into which a share of Series E Preferred Stock may be converted shall be required unless such adjustment (plus any adjustments not previously made by reason of this subparagraph (iii)) would require an increase or decrease of at least 12% in the number of shares of Common Stock into which each share of the Series E Preferred Stock is then convertible; provided, however, that any adjustments that are not required to be made by reason of this subparagraph (iii) shall be carried forward and taken into account in any subsequent adjustment. All calculations and adjustments shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

                                    (iv) After each adjustment of the Conversion
Price, the Company shall promptly prepare a certificate signed by its Chairman or Chief Financial Officer and a Secretary or Assistant Secretary setting forth the Conversion Price as so adjusted, the number of shares of Common Stock into which the Series E Preferred Stock may be converted, and a statement of the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the transfer agent, if any, for the Series E


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Preferred Stock, and the Company shall cause a copy of such statement to be sent by ordinary first class mail to each holder of record of Series E Preferred
Stock.

                           (F) The Company shall at all times after December 1,
2002 reserve and keep available, out of its authorized but unissued shares of Common Stock or out of shares of Common Stock held in its treasury, solely for the purpose of effecting the conversion of the shares of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of the Series E Preferred Stock from time to time outstanding. The Company shall from time to time in accordance with Delaware law take all steps necessary to increase the authorized amount of its Common Stock if at any time the authorized number of shares of Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of the Series E Preferred Stock.

                           (G) (i) No fractional shares or scrip representing
fractional shares of Common Stock shall be issued upon the conversion of the Series E Preferred Stock. In lieu of any fractional shares to which a holder would otherwise be entitled, the Company shall pay cash, equal to such fraction multiplied by the then current market price per share of the Common Stock (as determined in accordance with the provisions of Paragraph 6(G)(ii) hereof) on the date of conversion.

                                    (ii) For the purposes of any computation
under this Paragraph 6, the current market price per share of Common Stock on any trading day shall be deemed to be the closing price of such share for such trading day. The closing price for each trading day shall be the last reported sales price regular way, or, in case no sale takes place on such day, the average of the closing high bid and low asked prices regular way, in either case
(a) as officially quoted on the principal United States market for the Common Stock, as determined by the Board of Directors of the Company, or b) if, in the reasonable judgment of the Board of Directors of the Company, there exists no principal United States market for the Common Stock, then as reasonably determined by the Board of Directors of the Company.

                           (H) The Company will pay any taxes that may be
payable with respect to any issuance or delivery of shares of Common Stock upon conversion of shares of the Series E Preferred Stock. However, the Company shall not be required to pay any tax that may be payable with respect to any transfer of any shares of the Series E Preferred Stock or any shares of Common Stock issued as a consequence of a conversion hereunder, and no such transfer shall be made unless and until the person requesting such transfer has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid or that no such tax is payable.

                           (I) The Company will not, by amendment of its
Certificate of Incorporation, as amended, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Paragraph 6 and in the


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taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment.

                           (J) For purposes of this Paragraph 6, any and all
conversions shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Series E Preferred Stock to be converted, and the former holder of such shares of Series E Preferred Stock, or such holder's designee, shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  7.       Voting Rights.

                           The holders of the Series E Preferred Stock shall be
entitled to vote on all matters on which the holders of the Common Stock are entitled to vote, and to notice of any shareholders' meeting. If the Series E Preferred Stock is entitled to vote together with the holders of Common Stock as one class, then each share of Series E Preferred Stock shall entitle the holder thereof to the number of votes per share that equals the number of whole shares of Common Stock into which each such share of Series E Preferred Stock is then convertible, calculated to the nearest whole share. Except as otherwise required by law or provided for below, the holders of the Series E Preferred Stock and the Common Stock shall vote together as a single class on all matters presented to shareholders and not as separate classes except for the following:

                           (A) So long as any shares of the Series E Preferred
Stock remain outstanding, the affirmative vote of the holders of a majority of the then outstanding shares of Series E Preferred Stock, voting as one class together with any other series of the Company's Preferred Stock then entitled to vote on such matter, regardless of series, either expressed in writing or at a meeting called for that purpose, shall be necessary to repeal, amend or otherwise change this Certificate of Designation, Preferences and Rights or the Certificate of Incorporation of the Company in a manner which would alter or change the powers, preferences or rights of the Series E Preferred Stock so as to adversely affect the Series E Preferred Stock. However, in case the Series E Preferred Stock would be affected by any action referred to in this Paragraph 7(A) in a different manner than any other series of Preferred Stock then outstanding, the holders of the shares of the Series E Preferred Stock shall be entitled to vote as a single and separate class, and the Company shall not take such action without the affirmative vote, as above provided, of at least a majority of the total number of shares of the Series E Preferred Stock then outstanding, in addition to or as a specific part of the consent or affirmative vote hereinabove otherwise required.

                           (B) Each share of the Series E Preferred Stock shall
entitle the holder thereof to one vote on all matters to be voted on by the holders of the Series E Preferred Stock, as set forth above.



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                  8.       Miscellaneous.

                           (A) All shares of the Series E Preferred Stock
purchased or otherwise acquired by the Company or surrendered to it for conversion into Common Stock as provided above shall be cancelled and shall be restored to the status of authorized but unissued Preferred Stock of the Company.

                           (B) There shall be no sinking fund with respect to
the Series E Preferred Stock.

                           (C) The shares of the Series E Preferred Stock shall
not have any preferences, voting powers or relative, participating, optional, preemptive or other special rights except as set forth above in this Certificate of Designation, Preferences and Rights and in the Certificate of Incorporation of the Company, as amended.

                           (D) The holders of record of shares of the Series E
Preferred Stock shall be entitled to receive all communications sent by the Company to the holders of the Common Stock, sent by regular U.S. mail to such holder's address as set forth in the records of the registrar for the Series E Preferred Stock.

                  IN WITNESS WHEREOF, Molecular Diagnostics, Inc. has caused this Certificate to be signed by Peter P. Gombrich, its Chairman of the Board and Chief Executive Officer, on November 16, 2001, and such person hereby affirms under penalty of perjury that this Certificate is the act and deed of Molecular Diagnostics, Inc. and that the facts stated herein are true and correct.

                                     MOLECULAR DIAGNOSTICS, INC.


                                     By: /s/ PETER P. GOMBRICH
                                         ---------------------------------------
                                              Peter P. Gombrich, Chairman of the
                                              Board and Chief Executive Officer